Exhibit 5.1

| B E N N E T T J O N E S | LLP	4500 Bankers Hall East 855 2nd Street SW Calgary Alberta Canada T2P 4K7 Tel 403.298.3100 Fax 403.265.7219 www.bennettjones.ca
December 14, 2005
NUCRYST Pharmaceuticals Corp.
50 Audubon Road, Suite B
Wakefield, MA 01880
Tel: (781) 224-1444
Fax: (781) 246-6002
Dear Sirs/Mesdames:

RE:	NUCRYST PHARMACEUTICALS CORP. REGISTRATION STATEMENT ON FORM F-1
We have acted as corporate counsel to NUCRYST Pharmaceuticals Corp., a company incorporated under the Business Corporations Act (Alberta) (the “Company”), in connection with the registration by the Company pursuant to a registration statement (the “Registration Statement”) on Form F-1 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), related to the proposed issuance by the Company of up to 6,635,500 common shares (the “Common Shares”), which includes up to 865,500 common shares issuable upon the exercise of an over-allotment option proposed to be granted by the Company. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.
We have examined the Registration Statement and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.
In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

December 14, 2005
Page Two
We are qualified to express opinions only with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Province of Alberta and the federal laws of Canada applicable therein.
Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares have been duly authorized by the Company and, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,
/s/ BENNETT JONES LLP